Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES THIRD QUARTER RESULTS;

PLANS TO OPEN ITS ILLINOIS CASINO WITHIN THE NEXT THREE MONTHS

-	Chamonix Casino Hotel in Cripple Creek, Colorado, has Topped Off and is Anticipated to Open in Mid-2023

-	Management is Confident that its Existing Cash On-Hand, Undrawn Credit Facility, and Other Existing Resources are Sufficient to Complete Both The Temporary and Chamonix

Las Vegas – November 7, 2022 – Full House Resorts, Inc. (Nasdaq: FLL) today announced results for the third quarter ended September 30, 2022, including a construction update for its two major new casinos.

“We continue to make progress on our two new casinos, with the first of them on the verge of opening,” said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. “In Waukegan, Illinois, we are installing décor and are preparing for the installation of slot machines this week. We expect to have our entire slot floor installed and ready for testing before the end of November. The testing of the slot machines, surveillance systems and other technology is a complicated process. Imagine connecting 1,000 slot machines, from several different manufacturers, through many miles of low-voltage wiring to central servers — and ensuring that every machine operates flawlessly. This process usually takes several weeks and is the principal uncertainty in our opening date. Our hiring process is ramping up, with approximately 400 outstanding offers already made. As with all new casino openings, we have an extensive checklist to complete prior to welcoming our first customers. Therefore, while the Company expects to open the casino within the next three months, the precise opening date is still uncertain. When The Temporary opens, it will be the only casino in Lake County, Illinois, which has a population of approximately 700,000 and ranks as one of the wealthiest counties in the U.S.

“At our Chamonix project in Cripple Creek, Colorado, construction reached its ‘topping off’ milestone back in September,” continued Mr. Lee. “Chamonix’s construction continues at a meaningful pace, with glass now being installed on the façade and drywall within the building. When complete, Chamonix will be one of the larger casino hotels in Colorado and the largest and most luxurious casino hotel in Cripple Creek, which is the primary casino destination for the Colorado Springs market. Cripple Creek is approximately one hour from the roughly one million people who live in the Colorado Springs metropolitan area and two hours from the approximately four million people who reside in the Denver area.”

For project renderings and live construction webcams, please visit www.AmericanPlace.com and www.ChamonixCO.com.

“Our anticipated investments in both of these growth projects remain within budgets,” added Lewis Fanger, the Company’s Chief Financial Officer. “Importantly in these difficult capital markets, we remain confident that our cash balances, cash flows from operations, and credit line availability will be sufficient to complete both The Temporary and Chamonix. At September 30, 2022, we had $241.8 million of cash, including $156.1 million of cash that is reserved for the completion of Chamonix. We also have a $40 million credit facility, which remains undrawn.”

On a consolidated basis, revenues in the third quarter of 2022 were $41.4 million, a decrease from $47.2 million in the prior-year period. Net loss for the third quarter of 2022 was $3.6 million, or a loss of $0.10 per diluted common share, which includes $2.4 million of preopening and development costs. In the prior-year period, net income was $4.6 million, or $0.13 per diluted common share, including $335,000 of preopening and development costs. Adjusted EBITDA(a) in the 2022 third quarter was $7.8 million versus $13.6 million in the prior-year period. The change reflects timing differences for Rising Star’s $2.1 million sale of “free play” (which occurred in the third quarter of the prior year, but in the second quarter of 2022); the wide distribution of government stimulus checks in the prior year; construction disruptions at Bronco Billy’s; the launch of competing online sports wagering in Louisiana; and increases in certain expenses, notably for property insurance and food costs.

Third Quarter Highlights and Subsequent Events

●	Mississippi. Silver Slipper Casino and Hotel’s revenues were $20.0 million in the third quarter of 2022, versus $21.5 million in the prior-year period. The prior-year period was one of the best quarters in the property’s history, having benefited from the distribution of government stimulus checks, and thus making for a difficult comparison. The revenue decline also reflects the competitive launch of online sports wagering within nearby Louisiana that started in January 2022, with the property’s on-site sports wagering revenues declining by $0.3 million in the third quarter of 2022. Adjusted Segment EBITDA was $4.2 million, reflecting the revenue declines noted above, as well as an increase in operating expenses, including increases of $0.5 million each for property insurance and food costs. Management believes that its property insurance costs relative to income will be lower in future years, as the Company’s diversity improves and it becomes less reliant on the Silver Slipper. Adjusted Segment EBITDA was $6.5 million in the prior-year period.
●	Indiana. Rising Star Casino Resort’s revenues were $9.6 million in the third quarter of 2022, compared to $12.6 million in the third quarter of 2021. The decrease was primarily due to the timing of Rising Star’s annual sale of “free play,” which resulted in $2.1 million of revenue and income in the prior-year’s third quarter. This year, Rising Star sold its “free play,” also for $2.1 million, during the second quarter. As with the Company’s other casinos, Rising Star benefited from the distribution of government stimulus checks in the prior-year period. Additionally, a competitor with “historical racing machines” (which are a form of slot machine) opened in September 2022. Adjusted Segment EBITDA was $1.3 million in the third quarter of 2022. For the prior-year period, which included the $2.1 million sale of free play noted above, Adjusted Segment EBITDA was $3.8 million.

●	Colorado. This segment includes Bronco Billy’s Casino and Hotel and, upon its opening, Chamonix Casino Hotel. The Colorado gaming market, including Cripple Creek, has shown significant growth since betting limits were eliminated in May 2021. Bronco Billy’s, however, has incurred significant construction disruption, including temporarily-reduced gaming and restaurant capacity and the temporary absence of all on-site hotel rooms and on-site self-parking. To alleviate the lack of on-site parking, Bronco Billy’s currently offers complimentary valet parking and a free shuttle service to an off-site parking lot, both of which result in increased operating expenses. The casino has also maintained much of its payroll, despite reduced activity levels, anticipating the need for the larger workforce required to open and operate Chamonix. Somewhat offsetting this, some expenses, such as gaming taxes and the cost of food and beverages, vary with activity levels. Revenues were $4.4 million in the third quarter of 2022, versus $6.3 million in the prior-year period. Adjusted Segment EBITDA was $36,000, versus $1.5 million. We expect to complete the refurbishment of Bronco Billy’s gaming space near year-end, and to augment its restaurant capacity in the first quarter of 2023. When Chamonix opens in mid-2023, Bronco Billy’s will share the significant on-site parking garage, valet and surface parking capacity of the new casino, and also benefit from Chamonix’s adjoining 300-guestroom hotel.
●	Nevada. This segment consists of the Grand Lodge Casino, which is located within the Hyatt Regency Lake Tahoe luxury resort in Incline Village, and Stockman’s Casino, which is located in Fallon, Nevada. Revenues were $6.3 million in the third quarter of 2022, a 22.6% increase from $5.1 million in the prior-year period. Grand Lodge Casino benefited from a 7.8 percentage-point increase in the table games hold percentage during the 2022 third quarter. Additionally, visitation to Grand Lodge Casino in the prior-year period was adversely affected by significant wildfires in the area. Adjusted Segment EBITDA increased to $2.3 million in the third quarter of 2022, up 48.3% from $1.5 million in the prior-year period.

●	Contracted Sports Wagering. This segment consists of the Company’s on-site and online sports wagering “skins” (akin to websites) in Colorado, Indiana and, upon launch, Illinois. Revenues and Adjusted Segment EBITDA were both $1.1 million in the third quarter of 2022, versus $1.6 million in the prior-year period. These results reflect two agreements that ceased operations in May 2022, when one of the Company’s contracted parties ceased operations. We are evaluating the best use for these two available skins, one each in Indiana and Colorado, including whether to utilize these skins ourselves or to find replacement operators for such skins. The results of this segment do not yet include income contribution from the Company’s agreement for a third party to operate on-site and online sports betting in Illinois. Under such agreement, the Company will receive a percentage of revenues, as defined in the contract, subject to an annualized minimum of $5 million, with minimal expected expenses. Management anticipates the Illinois sports operations will begin in Spring 2023.

Liquidity and Capital Resources

As of September 30, 2022, the Company had $241.8 million in cash and cash equivalents (including $156.1 million of cash reserved to complete the construction of Chamonix) and $410.0 million in outstanding senior secured notes due 2028. Additionally, there were no drawn amounts under the Company’s $40 million credit facility.

Conference Call Information

The Company will host a conference call for investors today, November 7, 2022, at 4:30 p.m. ET (1:30 p.m. PT) to discuss its 2022 third quarter results. Investors can access the live audio webcast from the Company’s website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (323) 794-2551.

A replay of the conference call will be available shortly after the conclusion of the call through November 21, 2022. To access the replay, please visit www.fullhouseresorts.com. Investors can also access the replay by dialing (412) 317-6671 and using the passcode 6821000.

(a) Reconciliation of Non-GAAP Financial Measure

The Company utilizes Adjusted Segment EBITDA, a financial measure in accordance with generally accepted accounting principles (“GAAP”), as the measure of segment profitability in assessing performance and allocating resources at the reportable segment level. Adjusted Segment EBITDA is defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, project development and acquisition costs, non-cash share-based compensation expense, and corporate-related costs and expenses that are not allocated to each segment. The Company also utilizes Adjusted EBITDA (a non-GAAP measure), which is defined as Adjusted Segment EBITDA net of corporate-related costs and expenses.

Although Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, the Company believes this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity. The Company utilizes this metric or measure internally to focus management on year-over-year changes in core operating performance, which it considers its ordinary, ongoing and customary operations and which it believes is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations.

A reconciliation of Adjusted EBITDA is presented below. However, you should not consider this measure in isolation or as a substitute for operating income, cash flows from operating activities, or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenues
Casino	$29,721	$32,506	$88,293	$99,217
Food and beverage	6,811	7,092	20,255	20,633
Hotel	2,490	2,469	7,076	7,190
Other operations, including contracted sports wagering	2,371	5,171	11,575	9,848
	41,393	47,238	127,199	136,888
Operating costs and expenses
Casino	10,292	11,261	30,273	32,687
Food and beverage	6,814	6,199	20,134	17,487
Hotel	1,256	1,136	3,524	3,332
Other operations	587	576	1,594	1,522
Selling, general and administrative	15,218	14,791	44,795	43,211
Project development costs, net	(149)	318	33	491
Preopening costs	2,594	17	4,914	17
Depreciation and amortization	2,386	1,819	6,012	5,448
Loss on disposal of assets, net	—	2	3	674
	38,998	36,119	111,282	104,869
Operating income	2,395	11,119	15,917	32,019
Other expense
Interest expense, net	(5,838)	(6,405)	(19,225)	(17,531)
Loss on modification and extinguishment of debt, net	(105)	—	(4,530)	(6,104)
Adjustment to fair value of warrants	—	—	—	(1,347)
	(5,943)	(6,405)	(23,755)	(24,982)
(Loss) income before income taxes	(3,548)	4,714	(7,838)	7,037
Income tax provision (benefit)	29	95	(16)	379
Net (loss) income	$(3,577)	$4,619	$(7,822)	$6,658

Basic (loss) earnings per share	$(0.10)	$0.13	$(0.23)	$0.21
Diluted (loss) earnings per share	$(0.10)	$0.13	$(0.23)	$0.19

Basic weighted average number of common shares outstanding	34,390	34,227	34,339	31,939
Diluted weighted average number of common shares outstanding	34,479	36,636	34,399	34,339

Full House Resorts, Inc.

Supplemental Information

Segment Revenues, Adjusted Segment EBITDA and Adjusted EBITDA

(In thousands, Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenues
Mississippi	$19,981	$21,538	$62,432	$68,133
Indiana	9,639	12,586	30,069	31,753
Colorado	4,385	6,340	12,732	18,626
Nevada	6,290	5,132	15,868	14,216
Contracted Sports Wagering	1,098	1,642	6,098	4,160
	$41,393	$47,238	$127,199	$136,888

Adjusted Segment EBITDA(1) and Adjusted EBITDA
Mississippi	$4,235	$6,485	$15,442	$23,097
Indiana	1,343	3,816	6,374	7,615
Colorado	36	1,543	(49)	5,092
Nevada	2,280	1,537	4,557	4,173
Contracted Sports Wagering	1,083	1,645	6,047	4,122
Adjusted Segment EBITDA	8,977	15,026	32,371	44,099
Corporate	(1,219)	(1,427)	(4,130)	(4,803)
Adjusted EBITDA	$7,758	$13,599	$28,241	$39,296

__________

(1)	The Company utilizes Adjusted Segment EBITDA as the measure of segment operating profitability in assessing performance and allocating resources at the reportable segment level.

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Net Income (Loss) and Operating Income to Adjusted EBITDA

(In Thousands, Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net (loss) income	$(3,577)	$4,619	$(7,822)	$6,658
Income tax provision (benefit)	29	95	(16)	379
Interest expense, net	5,838	6,405	19,225	17,531
Loss on modification and extinguishment of debt, net	105	—	4,530	6,104
Adjustment to fair value of warrants	—	—	—	1,347
Operating income	2,395	11,119	15,917	32,019
Project development costs, net	(149)	318	33	491
Preopening costs	2,594	17	4,914	17
Depreciation and amortization	2,386	1,819	6,012	5,448
Loss on disposal of assets, net	—	2	3	674
Stock-based compensation	532	324	1,362	647
Adjusted EBITDA	$7,758	$13,599	$28,241	$39,296

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted Segment EBITDA and Adjusted EBITDA

(In Thousands, Unaudited)

Three Months Ended September 30, 2022
						Adjusted
						Segment
	Operating	Depreciation	Project		Stock-	EBITDA and
	Income	and	Development	Preopening	Based	Adjusted
	(Loss)	Amortization	Costs	Costs	Compensation	EBITDA
Reporting segments
Mississippi	$3,546	$689	$—	$—	$—	$4,235
Indiana	753	590	—	—	—	1,343
Colorado	(682)	361	—	357	—	36
Nevada	1,820	460	—	—	—	2,280
Contracted Sports Wagering	1,083	—	—	—	—	1,083
	6,520	2,100	—	357	—	8,977
Other operations
Corporate	(4,125)	286	(149)	2,237	532	(1,219)
	$2,395	$2,386	$(149)	$2,594	$532	$7,758

Three Months Ended September 30, 2021
							Adjusted
							Segment
	Operating	Depreciation	Loss on	Project		Stock-	EBITDA and
	Income	and	Disposal	Development	Preopening	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Costs	Compensation	EBITDA
Reporting segments
Mississippi	$5,794	$690	$1	$—	$—	$—	$6,485
Indiana	3,247	569	—	—	—	—	3,816
Colorado	1,138	387	1	—	17	—	1,543
Nevada	1,402	135	—	—	—	—	1,537
Contracted Sports Wagering	1,645	—	—	—	—	—	1,645
	13,226	1,781	2	—	17	—	15,026
Other operations
Corporate	(2,107)	38	—	318	—	324	(1,427)
	$11,119	$1,819	$2	$318	$17	$324	$13,599

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted Segment EBITDA and Adjusted EBITDA

(In Thousands, Unaudited)

Nine Months Ended September 30, 2022
							Adjusted
							Segment
	Operating	Depreciation	Loss (gain) on	Project		Stock-	EBITDA and
	Income	and	Disposal	Development	Preopening	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Costs	Compensation	EBITDA
Reporting segments
Mississippi	$13,359	$2,075	$8	$—	$—	$—	$15,442
Indiana	4,618	1,756	—	—	—	—	6,374
Colorado	(2,126)	1,057	(5)	—	1,025	—	(49)
Nevada	3,781	776	—	—	—	—	4,557
Contracted Sports Wagering	6,047	—	—	—	—	—	6,047
	25,679	5,664	3	—	1,025	—	32,371
Other operations
Corporate	(9,762)	348	—	33	3,889	1,362	(4,130)
	$15,917	$6,012	$3	$33	$4,914	$1,362	$28,241

Nine Months Ended September 30, 2021
							Adjusted
							Segment
	Operating	Depreciation	Loss on	Project		Stock-	EBITDA and
	Income	and	Disposal	Development	Preopening	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Costs	Compensation	EBITDA
Reporting segments
Mississippi	$20,484	$2,024	$589	$—	$—	$—	$23,097
Indiana	5,837	1,778	—	—	—	—	7,615
Colorado	3,871	1,119	85	—	17	—	5,092
Nevada	3,761	412	—	—	—	—	4,173
Contracted Sports Wagering	4,122	—	—	—	—	—	4,122
	38,075	5,333	674	—	17	—	44,099
Other operations
Corporate	(6,056)	115	—	491	—	647	(4,803)
	$32,019	$5,448	$674	$491	$17	$647	$39,296

Cautionary Note Regarding Forward-looking Statements

This press release contains statements by Full House and our officers that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “expect,” “future,” “should,” “will” and similar references to future periods. Some forward-looking statements in this press release include those regarding our expected construction budgets, estimated commencement and completion dates, expected amenities, and our expected operational performance for Chamonix and American Place, including The Temporary; our expectations regarding our ability to receive regulatory approvals for American Place and The Temporary; and our expectations regarding our ability to replace any terminated sports wagering contracts in Colorado and Indiana, our ability to operate sports wagering contracts ourselves and the success of any new sports wagering contracts or operations in Colorado, Indiana or Illinois. Forward-looking statements are neither historical facts nor assurances of future performance. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Such risks include, without limitation, our ability to repay our substantial indebtedness; inflation and its potential impacts on labor costs and the prices of food, construction, and other materials; the effects of potential disruptions in the supply chains for goods, such as food, lumber, and other materials; general macroeconomic conditions; the potential for additional adverse impacts from the COVID-19 pandemic, including the emergence of variants, on our business, construction projects, indebtedness, financial condition and operating results; potential actions by government officials at the federal, state or local level in connection with the COVID-19 pandemic, including, without limitation, additional shutdowns, travel restrictions, social distancing measures or shelter-in-place orders; our ability to effectively manage and control expenses as a result of the pandemic; our ability to complete Chamonix, American Place, and The Temporary on-time and on-budget; various approvals that are required to lease the primary American Place site from the City of Waukegan, including approvals from the Illinois Gaming Board; changes in guest visitation or spending patterns due to COVID-19 or other health or other concerns; construction risks, disputes and cost overruns; dependence on existing management; competition; uncertainties over the development and success of our expansion projects; the financial performance of our finished projects and renovations; effectiveness of expense and operating efficiencies; and regulatory and business conditions in the gaming industry (including the possible authorization or expansion of gaming in the states we operate or nearby states). Additional information concerning potential factors that could affect our financial condition and results of operations is included in the reports we file with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A. Risk Factors and Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the most recently ended fiscal year and our other periodic reports filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or revise our forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

About Full House Resorts, Inc.

Full House Resorts owns, leases, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy’s Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; Stockman’s Casino in Fallon, Nevada; and Grand Lodge Casino, located within the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada. The Company is currently constructing The Temporary at American Place, a new casino in Waukegan, Illinois; and Chamonix Casino Hotel, a new luxury hotel and casino in Cripple Creek, Colorado. For further information, please visit www.fullhouseresorts.com.

Contact:

Lewis Fanger, Chief Financial Officer

Full House Resorts, Inc.

702-221-7800

www.fullhouseresorts.com